REGISTRATION RIGHTS AGREEMENT

         REGISTRATION RIGHTS AGREEMENT (this "Registration Rights Agreement"), dated as of May ___, 2004 by and between Z-Tel Technologies, Inc. ("Z-Tel") and the Metropolitan Government of Nashville and Davidson County, Tennessee ("Metro Nashville")

                                   WITNESSETH:
                                   ----------

         WHEREAS Metro Nashville is the Plaintiff and Z-Tel is the defendant in a lawsuit filed in the United States District Court for the Middle District of Florida, Tampa Division (Case No. 8:02-CV-1708-T-24EAJ) (the "Litigation"), and

         WHEREAS the parties have agreed to settle the Litigation (the "Settlement") subject to the approval of the Metropolitan Council of Metro Nashville, (the "Metropolitan Council"), and

         WHEREAS as part of the Settlement, Z-Tel has agreed to issue and deliver shares of its authorized but unissued common stock to Metro Nashville (the "Settlement Stock") and to register same pursuant to a Registration Statement on Form S-3 (the "S-3 Registration Statement") under the Securities Act of 1933 (the "Securities Act") so as to permit public offer and sale of same by Metro Nashville, and WHEREAS the parties have agreed to memorialize their rights and obligations with respect to the registration of the Settlement Stock for offer and sale in this Registration Rights Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt whereof and the sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         (A) Z-Tel represents that on the date hereof it has been, and on the date of its filing of the S-3 Registration Statement, it will continue to be subject to the requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and in each instance, has filed or will have filed, on a timely basis, all of the reports required to be filed pursuant to
Section 13, 14 or 15(d) of the Exchange Act for a period of at least twelve calendar months immediately preceding the date hereof and thereof.

         (B) Z-Tel further represents and warrants that it knows of no impediment to its ability to register the Settlement Stock under an S-3 Registration Statement so as to permit the offer and sale of the Settlement Stock by Metro Nashville on a continuous basis pursuant to Rule 415 under the Securities Act.

         (C) No later than 30 calendar days after the date of approval (the "Approval Date") of the Settlement by the Metropolitan Council, Z-Tel shall file the S-3 Registration Statement with the SEC together with any required consents, opinions, exhibits and other documents to register the Settlement Stock for a public offering to be made on a continuous basis by Metro Nashville pursuant to Rule 415 under the Securities Act. At the same time, Z-Tel shall file such additional applications with any other regulatory authority where registration or an exemption is required to be obtained in order to enable public sale of the Settlement Stock.

         (D) Z-Tel will use its best efforts to assure that the S-3 Registration Statement is declared effective by the SEC as soon as possible. Those best efforts will include but will not be limited to Z-Tel's best efforts to prepare and file the S-3 Registration Statement and any required amendments thereto, and cause it to be declared effective by the SEC as promptly as practicable and to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective in the most expeditious manner practicable, the completion of registration of the Settlement Stock. These acts will include Z-Tel's using prompt, substantial and persistent efforts as a prudent person desirous of achieving a result would use in similar circumstances. Metro Nashville shall provide the information concerning its status as a Selling Security Holder reasonably requested by Z-Tel for inclusion in the S-3 Registration Statement.

         (E) Z-Tel will also use its best efforts to assure that the S-3 Registration Statement is kept continuously effective under the Securities Act until the date that all of the Settlement Stock has been sold or can be sold publicly under Rule 144(k) (the "Registration Period").

         (F) Z-Tel shall similarly use its best efforts to (i) register and qualify, unless an exemption from registration and/or qualification applies, the public offer and sale by Metro Nashville of the Settlement Stock under the securities or "blue sky" laws of all applicable jurisdictions in the United States, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect during the Registration Period, and (iv) take all other actions reasonably necessary to qualify the Settlement Stock for offer and sale in such jurisdictions; provided that Z-Tel shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (F); (y) subject itself to general


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taxation in any such jurisdiction; or (z) file a general consent to service of process in any such jurisdiction.

         (G) Z-Tel will provide Metro Nashville (by transmittal to Karl Dean, Director of Law) with all notices and other papers filed with or received by Z-Tel in connection with the S-3 Registration Statement promptly upon receipt or transmittal by Z-Tel (including, without limitation, its employees, attorneys, accountants and other agents) of such notices or papers. Z-Tel will also keep Metro Nashville fully and currently advised as to all other communications and developments regarding the attempt to register the Settlement Stock.

         (H) Z-Tel will bear all costs and expenses in connection with registration of the Settlement Stock, excluding any expenses (including attorney's fees) incurred by Metro Nashville or its representatives in reviewing the S-3 Registration Statement or in providing any information to Z-Tel necessary to prepare the S-3 Registration Statement.

         (I) Assuming the approval of the Settlement on or before June 1, 2004 by the Metropolitan Council; if the S-3 Registration Statement has not become effective by August 31, 2004, Z-Tel may (at its option) seek a one-month extension to September 30, 2004 by providing Metro Nashville with written notice of Z-Tel's election to obtain that further extension together with a payment of $20,000 by wire transfer by 2 pm CDT on September 1, 2004, which payment shall increase the Settlement by that amount. Thereafter, if the S-3 Registration Statement has not become effective by September 30, 2004, Z-Tel may (at its option) obtain a further extension to October 31, 2004 for the S-3 Registration Statement to be declared effective by providing Metro Nashville with written notice of Z-Tel's election to obtain such further extension together with a payment of an additional $56,000 by wire transfer by 2 pm CDT on October 1, 2004, which payment shall further increase the Settlement by that amount. Thereafter, if the S-3 Registration Statement has not become effective by October 30, 2004, Z-Tel may obtain (at its option) a further extension to November 30 for the S-3 Registration Statement to become effective by providing Metro Nashville with written notice of Z-Tel's election to obtain such further extension together with a payment of an additional $80,000 by wire transfer by 2 pm CDT on November 1, 2004, which payment shall further increase the Settlement by that amount. There will be no extensions beyond November 30 unless hereafter expressly agreed in writing by Metro Nashville.

         (J) If the S-3 Registration Statement has not been declared effective by either [1] August 31 if no extension is obtained by Z-Tel as provided above or [2] if any extension is obtained (as provided in paragraph (I) above), the final date specified with respect to any such extension (i.e. September 30, October 31 or November 30 as the case may be) (hereinafter "the Final Date"),


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Z-Tel may, in lieu of registration, on or before the Final Date, at Z-Tel's sole option either: [i] pay Metro Nashville $800,000 plus interest (at the then prime rate) from the Approval Date to the date of such payment in redemption of all of the Settlement Stock or [ii] arrange for a private sale of the Settlement Stock that will provide Metro Nashville with $800,000 plus such interest or (iii) effect any combination of (i) and (ii) set forth in this sentence as selected by Z-Tel so long as the aggregate gross proceeds to Metro Nashville equals $800,000 plus such interest. For purposes of this paragraph J, the "Final Date" means the later of August 31, 2004 or the last date on which, as a result of any extension or extensions that Z-Tel has obtained in accordance and by compliance with paragraph (I) herein, the S-3 Registration Statement must be declared effective by the SEC. The amount payable under this paragraph J will be in addition to any payments made under paragraph I above.

         (K) If on the Final Date, the S-3 Registration Statement has not become effective and Z-Tel has neither paid the sum provided in paragraph J(i), nor arranged for a private sale of the Settlement Stock as provided in paragraph J(ii), nor effected a combination of J(i) and J(ii) as set forth under J(iii) herein, Z-Tel will be deemed to be in breach of this agreement and this settlement, and Metro Nashville shall be entitled to obtain any remedy available to it (including, but not limited to, damages) as a result of Z-Tel's breach or failure to consummate this agreement. Metro Nashville may either (at its option) apply to the Court or bring separate suit to obtain such remedy or remedies.

         (L) Z-Tel will deliver to Metro Nashville on the Approval Date stock equal in value to $960,000 (representing 20 % over $800,000), as computed pursuant to the formula discussed next. The price of Z-Tel stock for this purpose shall be the average of the last reported sale prices for Z-Tel common stock on NASDAQ on each of the twelve (12) trading days immediately preceding the Approval Date. If the value of the Settlement Stock on the Effective Date of the S-3 Registration Statement exceeds $800,000, Metro Nashville will return to Z-Tel within ten (10) business days, that number of shares of Z-Tel stock that is equal in value to the market value on the Effective Date less $800,000. For purposes of valuing the stock on the Effective Date, the market value will be deemed to be the average of the last reported sale prices for Z-Tel common stock on NASDAQ for each of the twelve (12) trading days immediately preceding the Effective Date.

         (M) Z-Tel hereby covenants and agrees that none of its officers or directors will sell any shares of Z-Tel common stock during the period prior to the Effective Date of the S-3 Registration Statement or full payment to Metro Nashville of the amounts that may be paid in lieu of such effectiveness as provided above.


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         (N) Metro Nashville hereby covenants and agrees that it will not sell more than 200,000 shares of registered Settlement Stock in any seven calendar day period.

         (O) Both Metro Nashville and Z-Tel agree to cooperate to finalize and execute, as promptly and efficiently as feasible, any such or other documents that may be reasonably necessary to effectuate and consummate this Registration Rights Agreement.

         (P) Upon approval of the Settlement by the Metropolitan Council, this Registration Rights Agreement shall be binding upon, and shall inure to the benefit of, Z-Tel, Metro Nashville and their respective successors and assigns or other legal representatives. If and to the extent that any provision hereof is deemed unenforceable or invalid for any reason, that provision shall be modified, reformed and/or novated so that it contains the provision involved to the maximum extent enforceable or valid.

         (Q) This Registration Rights Agreement shall not be amended, modified or rescinded except in a writing executed by each of the parties hereto.

         (R) This Registration Rights Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principle of the conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day, month and year first above written.





Z-Tel Technologies, Inc.            Metropolitan Government
                                    of Nashville and
                                    Davidson County, Tennessee




By__________________________        By___________________________







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